Exhibit 4.2
Execution Version

SECOND AMENDED AND RESTATED EXCHANGE AGREEMENT
BY AND AMONG
DIAMONDBACK ENERGY, INC.
VIPER ENERGY, INC.
DIAMONDBACK E&P LLC
VIPER ENERGY PARTNERS LLC
and
TUMBLEWEED ROYALTY IV, LLC
Dated as of October 1, 2024

i

SECOND AMENDED AND RESTATED EXCHANGE AGREEMENT
This Second Amended and Restated Exchange Agreement (this “Agreement”), dated as of October 1, 2024 (the “Effective Date”), by and among Viper Energy, Inc., a Delaware corporation (the “Company”), Viper Energy Partners LLC, a Delaware limited liability company (the “Operating Company”), Diamondback E&P LLC, a Delaware limited liability company (“Diamondback E&P”), Diamondback Energy, Inc., a Delaware corporation (“Diamondback”), Tumbleweed Royalty IV, LLC, a Delaware limited liability company (“TWR IV” collectively, with Diamondback and Diamondback E&P, the “Exchanging Parties”), and, solely for the purposes of Section 3.12, Viper Energy Partners GP LLC, a Delaware limited liability company (the “Former General Partner”). The above-named entities are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the predecessor to the Company, the Operating Company, Diamondback and the Former General Partner entered into that certain Amended and Restated Exchange Agreement dated November 10, 2023 (as amended, the “Previous Agreement”);
WHEREAS, Viper Energy Partners LP, a Delaware partnership and the predecessor of the Company (the “Partnership”), filed with the Secretary of State of Delaware to convert its legal form from a limited partnership to a corporation, which conversion was effective on November 13, 2023 (the “Conversion”), and pursuant to the Conversion, the Partnership was converted into Viper Energy, Inc.;
WHEREAS, the Company, the Operating Company, TWR IV SellCo Parent, LLC, a Delaware limited liability company, and TWR IV have entered into that certain Purchase and Sale Agreement dated September 11, 2024 (the “PSA”), pursuant to which, among other things, TWR IV received (a) a number of OpCo Units and (b) an option to acquire an equal number of Class B Shares (the “Class B Option”);
WHEREAS, the Parties desire to provide for the possible future exchange by the Exchanging Parties of OpCo Units (as defined herein) for Class A Shares or cash, on the terms and subject to the conditions set forth herein; and
WHEREAS, the Parties intend that an Exchange (as defined herein) consummated hereunder be treated for federal income tax purposes, to the extent permitted by law, as a taxable exchange of OpCo Units by the applicable Exchanging Party.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Previous Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Charter. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Assignee” means a Person to whom a Membership Interest has been transferred in accordance with the OpCo Limited Liability Company Agreement but who is not and has not become a Member.
“Applicable Percentage” has the meaning set forth in Section 2.1(b).
“Audit Committee” means the Audit Committee of the Board of Directors of the Company.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Cash Amount” means an amount of cash equal to (i) the number of Tendered Units multiplied by (ii) the Current Market Price as of the date of determination.
“Cash Purchase Price” has the meaning set forth in Section 2.1(b).
“Charter” means the Certificate of Incorporation of the Company, as amended from time to time.
“Class A Shares” means shares of Class A common stock, par value $0.000001 per share, of the Company.
“Class B Option” has the meaning set forth in the Recitals.
“Class B Shares” means shares of Class B common stock, par value $0.000001 per share, of the Company.
“Closing Price” means, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the Class A Shares are listed or admitted to trading.
“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Share Amount” means a number of Class A Shares equal to the number of Tendered Units.
“Company” has the meaning set forth in the preamble to this Agreement.
“Conversion” has the meaning set forth in the Recitals.
“Current Market Price” means, as of the date of determination, the average of the daily Closing Prices per Class A Share for the 20 consecutive Trading Days immediately prior to such date.
“Cut-Off Date” means the fifth (5th) Business Day after the Company’s receipt of a Notice of Redemption.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Diamondback” has the meaning set forth in the preamble to this Agreement and, where applicable, includes a transferee of Class B Shares and OpCo Units as permitted under the OpCo Limited Liability Company Agreement.
“Diamondback E&P” has the meaning set forth in the preamble to this Agreement and, where applicable, includes a transferee of Class B Shares and OpCo Units as permitted under the OpCo Limited Liability Company Agreement.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Exercise Notice” has the meaning set forth in Section 2.1(c).
“Exchange” means (i) a Redemption by the Operating Company of one or more Units for Class A Shares and (ii) the purchase of Tendered Units by the Company from any Exchanging Party for the Cash Purchase Price.
“Exchange Right” means the rights of the Exchanging Parties and the Company pursuant to Sections 2.1(a) and (b), respectively, of this Agreement.
“Exchanging Parties” has the meaning set forth in the preamble to this Agreement.
“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).
“Former General Partner” has the meaning set forth in the preamble to this Agreement.
“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party.
“Holder” means either (a) a Member or (b) an Assignee that owns an OpCo Unit.
“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Member” has the meaning set forth in the OpCo Limited Liability Company Agreement.
“Membership Interest” has the meaning set forth in the OpCo Limited Liability Company Agreement.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act (or successor to such Section)) that the Company shall designate as a National Securities Exchange for purposes of this Agreement.
“Notice of Redemption” has the meaning set forth in Section 2.1(a)(i).
“OpCo Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of the Effective Date, as may be amended from time to time.
“OpCo Units” has the meaning given to the term “Unit” in the OpCo Limited Liability Company Agreement.
“Operating Company” has the meaning set forth in the preamble to this Agreement.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Previous Agreement” has the meaning set forth in the Recitals.
“PSA” has the meaning set forth in the Recitals.
“Redemption” has the meaning set forth in Section 2.1(a).
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Specified Redemption Date” means the tenth (10th) Business Day after the receipt by the Operating Company of a Notice of Redemption (or an election to receive the Common Share Amount in respect of Tendered Units) or as otherwise agreed to in writing by the parties hereto, or such later date (i) specified in the Notice of Redemption or (ii) on which a contingency described in Section 2.1(b) that is specified in the Notice of Redemption is satisfied.
“Tendered Units” has the meaning set forth in Section 2.1(a).
“Trading Day” means a day on which the principal National Securities Exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“TWR IV” has the meaning set forth in the preamble to this Agreement.

“TWR Party” means (a) any Assignee of all of TWR IV’s OpCo Units or (b) any Member to whom TWR IV has transferred all of its OpCo Units in accordance with the terms of the OpCo Limited Liability Company Agreement.
“Unit” has the meaning set forth in Section 2.1(a).
Section 1.2 Gender. For the purposes of this Agreement, the words “it,” “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.
ARTICLE II
EXCHANGE
Section 2.1 Redemption and Purchase Rights.
(a) Subject to Article IV of the OpCo Limited Liability Company Agreement, an Exchanging Party shall have the right, at any time and from time to time (subject to the terms and conditions set forth herein), to require the Company to redeem (each, a “Redemption”) all or a portion of the Class B Shares held by such Exchanging Party, which must be accompanied by an equal number of OpCo Units held by such Exchanging Party (one OpCo Unit and one Class B Share are referred to herein as one “Unit”, and Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”), in each case, in exchange for the Common Share Amount; provided, however, that in the case of a TWR Party, as defined herein, except to the extent that any TWR Party has exercised the Class B Option for corresponding Class B Shares and such Class B Shares remain outstanding, one OpCo Unit shall be deemed to be a “Unit” or “Tendered Unit,” as applicable.
(i) If an Exchanging Party desires to exercise its right to require a Redemption, it shall deliver a written notice to the Company and the Operating Company specifying the number of Units such Exchanging Party desires to tender for redemption and whether the exercise of its right to require a Redemption is to be contingent (including as to timing) upon the closing of a sale of the Class A Shares for which the Units will be redeemed or the closing of an announced merger, consolidation or other transaction or event in which the Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property (the “Notice of Redemption”). The Company shall not be obligated to effect a Redemption until the Specified Redemption Date (it being understood that the Company will not be required to consummate such Redemption with respect to any Tendered Units that are purchased by the Company pursuant to Section 2.1(b)).
(ii) The Common Share Amount shall be delivered by the Company on or before the Specified Redemption Date as duly authorized, validly issued, fully paid and non-assessable Class A Shares, free of any pledge, lien, encumbrance or restriction, other than the restrictions provided in the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding any delay in such delivery, such Exchanging Party shall be deemed the owner of such Class A Shares for all purposes, including, without limitation, rights to vote and consent, receive dividends and distributions, and exercise rights, as of the Specified Redemption Date. Class A Shares issued upon a Redemption pursuant to this Section 2.1(a) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Company in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(iii) Notwithstanding anything to the contrary in this Agreement, no TWR Party shall exercise its right to require a Redemption of Units or Tendered Units, as applicable, that consist solely of OpCo Units, and do not include corresponding Class B Shares, to the extent that, in the reasonable judgment of the Exchanging Party in consultation with the Company, any filing with, consent, approval or authorization of, or notice to, any governmental authority is required and has not been made (and TWR Party acknowledges that it shall be responsible for any costs and/or expenses incurred by such Exchanging Party in connection with any such filing or notice, or with obtaining any such consent, approval or authorization).
(b) In lieu of any Redemption described in Section 2.1(a), the Company may, in its sole and absolute discretion (but subject to the approval of the Audit Committee), offer to purchase some or all of the Tendered Units (such amount, expressed as a percentage of the total number of Tendered Units rounded up to the nearest Unit, being referred to as the “Applicable Percentage”) from the Exchanging Parties by delivering a written notice of such election on or before the close of business on the Cut-Off Date. If an Exchanging Party, in each case, accepts such offer in writing, on the Specified Redemption Date the Exchanging Party, in each case, shall sell such number of the Tendered Units to the Company in exchange for a cash sum (the “Cash Purchase Price”) equal to the product of the Cash Amount and the Applicable Percentage. If the Company offers, subject to the approval of the Audit Committee, to purchase some or all of the Tendered Units and an Exchanging Party accepts such offer:
(i) the Cash Purchase Price shall be delivered, in each case, in the Exchanging Party’s sole and absolute discretion, by wire transfer or as a certified or bank check payable to the Exchanging Party, in each case, in immediately available funds and on or before the Specified Redemption Date; and
(ii) the remaining Tendered Units shall be subject to Redemption pursuant to Section 2.1(a).
(c) In the event the Company elects to exercise its offer rights pursuant to Section 2.1(b), the Company shall provide a written notice to that effect (an “Exercise Notice”) to the Operating Company and the Exchanging Party on or before the close of business on the Cut-Off Date. The failure of the Company to provide an Exercise Notice by the close of business on the Cut-Off Date shall be deemed to be an election by the Company not to make an offer to purchase any of the Tendered Units. The Exchanging Party shall have five (5) Business Days after receipt of the Exercise Notice to give written notice of acceptance.
(d) Without limiting the remedies of the Exchanging Parties, if the Company offers to purchase some or all of the Tendered Units under Section 2.1(b) for the Cash Purchase Price and an Exchanging Party accepts, and the Cash Purchase Price is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Purchase Price from the day after the Specified Redemption Date to and including the date on which the Cash Purchase Price is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the United States Internal Revenue Service.
(e) Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to Section 2.1(a), or any purchase of Units by the Company pursuant to Section 2.1(b) hereof:

(i) Without the consent of the Company, no Exchanging Party may effect a Redemption (A) for less than two thousand (2,000) Units, (B) if such Exchanging Party holds less than two thousand (2,000) Units, for any of the Units held by such Exchanging Party, or (C) more than one time in any calendar month. Without limiting the foregoing, no TWR Party shall effect a Redemption for a period commencing on the Effective Date and ending on the date that is six months following the Effective Date without the consent of the Company (which may be granted or withheld in the Company’s sole discretion).
(ii) If (A) an Exchanging Party surrenders Tendered Units during the period after the record date with respect to a distribution payable to Holders of OpCo Units, and before the record date established by the Company for a distribution to its stockholders of some or all of its portion of such Operating Company distribution, and (B) the Company elects to purchase any of such Tendered Units pursuant to Section 2.1(b), then such Exchanging Party shall pay to the Company on the Specified Redemption Date an amount in cash equal to the Operating Company distribution paid or payable in respect of such Tendered Units.
(iii) Notwithstanding anything to the contrary herein, the consummation of a Redemption pursuant to Section 2.1(a) hereof or a purchase of Tendered Units by the Company pursuant to Section 2.1(b) hereof, as the case may be, shall not be permitted to the extent the Company determines that such Redemption or purchase (A) would be prohibited by applicable law or regulation (including, without limitation, the Securities Act, the Delaware LLC Act or the Delaware General Corporation Law) or (B) would not be permitted under the Charter, the OpCo Limited Liability Company Agreement or any other agreements to which the Company or the Operating Company may be party or any written policies of the Company related to unlawful or improper trading (including, without limitation, the policies of the Company relating to insider trading).
(f) The Company, the Operating Company and each Exchanging Party shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Operating Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Shares are to be delivered in a name other than that of an Exchanging Party, then such Exchanging Party and/or the person in whose name such shares are to be delivered shall pay to the Operating Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.
Section 2.2 Expiration. In the event that the Operating Company is dissolved pursuant to the OpCo Limited Liability Company Agreement, any Exchange Right pursuant to Section 2.1 of this Agreement shall terminate upon final distribution of the assets of the Operating Company pursuant to the terms and conditions of the OpCo Limited Liability Company Agreement.
Section 2.3 Adjustment. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the OpCo Units, Class A Shares or Class B Shares, as applicable, are converted or changed into another security, securities or other property, then upon any subsequent Exchange, each Exchanging Party shall be entitled to receive the amount of such security, securities or other property that such Exchanging Party would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the OpCo Units, Class A Shares or Class B Shares, as applicable, are converted or changed into another security, securities or other property, this Section 2.3 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “OpCo Units,” “Class A Shares” or “Class B Shares” shall be deemed to include, any security, securities or other property of the Operating Company or the Company, as applicable, which may be issued in respect of, in exchange for or in substitution of the OpCo Units, Class A Shares or Class B Shares, as applicable, by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

ARTICLE III
MISCELLANEOUS PROVISIONS
Section 3.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service:

If to the Company:
Viper Energy, Inc.
500 W. Texas Ste. 100
Midland, Texas 79701
Email:     kvanthof@diamondbackenergy.com; agilfillian@diamondbackenergy.com
Attention: Kaes Van’t Hof; Austen Gilfillian

If to Diamondback or Diamondback E&P:
Diamondback Energy, Inc.
500 W. Texas Ste. 100
Midland, Texas 79701
Email:     mzmigrosky@diamondbackenergy.com; kvanthof@diamondbackenergy.com
Attention: Matthew Zmigrosky; Kaes Van’t Hof

If to the Operating Company:
Viper Energy Partners LLC
500 W. Texas Ste. 100
Midland, Texas 79701
Email:     kvanthof@diamondbackenergy.com; agilfillian@diamondbackenergy.com
Attention: Kaes Van’t Hof; Austen Gilfillian

If to TRW IV:
Tumbleweed Royalty IV, LLC
3724 Hulen Street
Forth Worth, Texas 76107
Email:     gwright@tumbleweedroyalty.com
Attention: Grant Wright
Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.
Section 3.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
Section 3.3 Assignment. Except to the extent expressly contemplated by this Agreement and permitted under the terms of the OpCo Limited Liability Company Agreement, no Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Parties hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Parties will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.
Section 3.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.
Section 3.5 Captions. All Section titles or captions contained in this Agreement or in the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.
Section 3.6 Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.
Section 3.7 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b) Each of the Parties:
(i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties) shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;
(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and
(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.
Section 3.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.
Section 3.9 Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.
Section 3.10 Facsimile; Counterparts. Except as contemplated by Section 3.3, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 3.11 Tax Matters.
(a) If the Company or the Operating Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Company or the Operating Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, without limitation, at its option withholding from, and paying over to the appropriate taxing authority, any consideration otherwise payable to the Exchanging Parties under this Agreement, and any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, each of the Company and the Operating Company may, at its own discretion, require as a condition to the effectiveness of an Exchange that an exchanging holder of Tendered Units deliver to the Company or the Operating Company, as the case may be, a duly completed and executed IRS Form W-9.
(b) This Agreement shall be treated as part of the OpCo Limited Liability Company Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

(c) For any taxable period that includes an Exchange by a TWR Party pursuant to this Agreement, the Company shall cause the Operating Company to deliver, reasonably in advance of the due date for the U.S. federal income tax return for such period, a draft of such tax return (including Internal Revenue Service Schedule K-1 and any statements required under Section 1.751-1(a)(3) of the Treasury Regulations and any allocation required under Section 755 of the Code) for such TWR Party’s review and reasonable comment solely with respect to any items of such tax return related to TWR Party’s calculation of its gain or loss attributable to such Exchange(s), and the Operating Company shall consider any such reasonable comments in the preparation of its tax return.
Section 3.12 Acknowledgment of Former General Partner. The Former General Partner is executing and delivering this Agreement as required to amend the Previous Agreement; however, the Former General Partner and the parties hereto hereby acknowledge and agree that, following the Effective Date, the Former General Partner is no longer a party to this Agreement and shall have no further rights or obligations in respect hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Viper Energy, Inc.

By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President

Viper Energy Partners LLC

By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President

Diamondback Energy, Inc.

By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President and Chief Financial Officer

Diamondback E&P LLC
By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President and Chief Financial Officer

Tumbleweed Royalty IV, LLC
By:	/s/ Cody C. Campbell
Name:	Cody C. Campbell
Title:	Co-Chief Executive Officer

Solely for purposes of Section 3.12:
Viper Energy Partners GP, LLC
By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President

Signature Page to the Second Amended and Restated Exchange Agreement